Exhibit 23.1

The Board of Directors

Penn Virginia Corporation:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-183365) and on Form S-8 (Nos. 333-59647, 333-82304, 333-96463, 333-96465, 333-82274, 333-103455, 333-143514, 333-159304, and 333-173990), of Penn Virginia Corporation of our report dated March 25, 2013, with respect to the Statement of Revenues and Direct Operating Expenses of the Eagle Ford Properties as of December 31, 2012, and the related notes thereto, which report appears in this Current Report on Form 8-K of Penn Virginia Corporation dated April 29, 2013.

/s/ Hein & Associates LLP

Dallas, Texas

April 29, 2013